EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL YEAR 2022 SECOND QUARTER AND YEAR-TO-DATE RESULTS

TULSA, OK, October 6, 2021—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports financial results for the second quarter and year-to-date ended August 31, 2021.

Pre-COVID, COVID Impacted and Current Year Comparison

“As a result of the pandemic, 2020 was a very unusual year for all companies. Ours was no exception. Fortunately, we saw an increase in demand for our products, and we were poised and ready to meet the opportunity. This demand anomaly resulted in record sales and record earnings,” stated Craig White, President and CEO of Educational Development Corporation.

“This year, as the pandemic restrictions have lessened, we had a more typical second quarter. Historically, our second quarter is one of our lowest revenue quarters of the year due to the seasonal nature of our business. During the second quarter of last year we experienced a significant increase in the demand for our educational products as parents navigated the COVID-19 pandemic travel restrictions as well as teaching in the home,”

“Due to the significant positive impact of the COVID-19 pandemic on our business last year, we are providing the additional table below to show pre-COVID, COVID-impacted and current financial results for the fiscal second quarter and year-to-date results ended August 31:”

	Pre-COVID	Pre-COVID	COVID Impacted	COVID Impacted	Current Year	Current Year
Period	Q2 FY 2020	YTD FY 2020	Q2 FY 2021	YTD FY 2021	Q2 FY 2022	YTD FY 2022
Average # of Consultants	33,600	32,600	45,400	39,300	46,100	50,200
Net Revenues	24,438,000	52,025,400	59,250,100	97,541,800	32,994,400	73,802,300
Net Earnings	1,007,600	2,371,200	4,255,000	6,186,100	1,898,200	5,336,300
After tax profit %	4.1%	4.6%	7.2%	6.3%	5.8%	7.2%

“Sales from our UBAM division continue to be driven by our active consultant count. This quarter the Company had more active consultants, which translated into increased revenues over fiscal year 2020 results. When compared to the year prior to COVID-19, UBAM revenues for our second fiscal quarter were 35.8% greater than the second quarter of fiscal year 2020 and UBAM’s year-to-date revenues were 42.9% higher than the year-to-date revenues of fiscal year 2020. This growth, compared to fiscal year 2020, clearly demonstrates the continued success in generating sales from our consultant salesforce. The Company expects to see this trend continue into the third quarter.”

“Sales from our Publishing division continued to rebound in the second quarter as sales increased $1.2 million, or 52.2%, over the sales from the second quarter last year. Publishing division’s sales in the second quarter last year were negatively impacted by store closures associated with the COVID-19 pandemic.”

“During the second quarter we generated $2.7 million of pretax profits, approximately 8.1% of net revenues. This strong profit level results from our consistent business model, our attention to cost containment and last year’s restructuring of our outbound freight program. We expect these strong results to continue for the remainder of the fiscal year and beyond,” concluded Mr. White.

Once again, the board approved a quarterly cash dividend of $0.10 per share, which will be paid on, or around, December 9, 2021 to shareholders of record on November 18, 2021.

Year-to-Date Highlights Compared to the Prior Year

●	Net revenues of $73.8 million, a decrease of $23.7 million, or 24.3%, compared to $97.5 million.
●	Average active UBAM sales consultants totaled 50,200.
●	Earnings before income taxes were $7.3 million, a decrease of $1.1 million, or 13.1%, compared to $8.4 million.
●	Net earnings totaled $5.3 million, compared to $6.2 million, a decrease of $0.9 million, or 14.5%.
●	Earnings per share totaled $0.63, compared to $0.74, down 14.9% on a fully diluted basis.

Second Quarter Highlights Compared to the Prior Year Second Quarter

●	Net revenues of $33.0 million, a decrease of $26.3 million, or 44.4%, compared to $59.3 million.
●	Average active UBAM sales consultants totaled 46,100.
●	Earnings before income taxes were $2.7 million, a decrease of $3.1 million, or 53.4%, compared to $5.8 million.
●	Net earnings totaled $1.9 million, compared to $4.3 million, a decrease of $2.4 million, or 55.8%.
●	Earnings per share totaled $0.23, compared to $0.51, down 54.9% on a fully diluted basis.

EDUCATIONAL DEVELOPMENT CORPORATION CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Six Months Ended August 31,
	2021	2020	2021	2020

NET REVENUES	$32,944,400	$59,250,100	$73,802,300	$97,541,800

EARNINGS BEFORE INCOME TAXES	2,658,100	5,799,500	7,318,700	8,443,400

INCOME TAXES	759,900	1,544,500	1,982,400	2,257,300
NET EARNINGS	$1,898,200	$4,255,000	$5,336,300	$6,186,100

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.24	$0.51	$0.66	$0.74
Diluted	$0.23	$0.51	$0.63	$0.74

DIVIDENDS PER SHARE	$0.10	$0.06	$0.20	$0.12

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	8,028,594	8,354,214	8,028,929	8,353,319
Diluted	8,435,348	8,354,214	8,458,664	8,353,319

EDC will host its Second Quarter Fiscal 2022 Earnings Call, including a live Q&A webcast, on Thursday, October 7, 2021 at 3:00 PM CT (4:00 PM ET). Craig White, Chief Executive Officer and President, Heather Cobb, Chief Sales and Marketing Officer, Dan O’Keefe, Chief Financial Officer and Secretary, and Randall White, Executive Chairman, will present the Company’s second quarter results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 7783245. Audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2021, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2021 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.